Draft dated: 7 February 2014

TERMS AND CONDITIONS OF THE BONDS

The following, subject to completion and amendment, and save for the paragraphs in italics, is the text of the Terms and Conditions of the Bonds which will be endorsed on each Bond in definitive form.

The issue of the €750,000,000 4.125 per cent. Exchangeable Bonds due 2014 (the “Bonds”, which expression shall, unless otherwise indicated, include any Further Bonds) was authorised by a resolution of the management board of Portugal Telecom International Finance B.V. (the “Issuer”) passed on or prior to 28 August 2007. The Bonds are constituted by a trust deed dated 28 August 2007 as amended and supplemented by a first supplemental trust deed dated 31 January 2014 and as further amended and restated by a second supplemental trust deed dated [•] 2014 (the “Trust Deed”) between, inter alios, the Issuer, Portugal Telecom, SGPS, S.A. (“PT”), Oi S.A. (the “Guarantor”) and Citicorp Trustee Company Limited (the “Trustee, which expression shall include all persons for the time being appointed as the trustee or trustees under the Trust Deed) as trustee for the holders (as defined below) of the Bonds. The statements set out in these Terms and Conditions (the “Conditions”) are summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the forms of the Bonds. The Bondholders (as defined below) are entitled to the benefit of, and are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and those provisions applicable to them which are contained in the Paying, Transfer and Exchange Agency Agreement dated 28 August 2007, as amended and restated on [•] 2014 (the “Agency Agreement”) relating to the Bonds between, inter alios, the Issuer, the Guarantor, the Trustee, Citibank, N.A. (the “Principal Paying Agent”, which expression shall include any successor as principal paying agent under the Agency Agreement), Citigroup Global Markets Deutschland AG (the “Principal Transfer and Exchange Agent”, which expression shall include any successor as principal transfer and exchange agent under the Agency Agreement), the paying agents and the transfer and exchange agents for the time being (such persons, together with the Principal Paying Agent and the Principal Transfer and Exchange Agent, being referred to below as the Agents, which expression shall include their successors as Agents under the Agency Agreement) and Citigroup Global Markets Deutschland AG in its capacity as registrar (the “Registrar”, which expression shall include any successor as registrar under the Agency Agreement). Copies of each of the Trust Deed and the Agency Agreement are available for inspection at the office of the Trustee at 13th Floor, Citigroup Centre, Canada Square, Canary Wharf, London EI4 5LB, and at the specified offices of the Agents and the Registrar.

The Bonds have the benefit of a guarantee (the “Guarantee”) from the Guarantor and its successors and assigns as set out in the Trust Deed.

Capitalised terms used but not defined in these Conditions shall have the meanings attributed to them in the Trust Deed unless the context otherwise requires or unless otherwise stated.

1.                                   FORM, DENOMINATION, TITLE AND STATUS

1.1                            Form and Denomination

The Bonds are in registered form, serially numbered, in principal amounts of €50,000 or integral multiples thereof (“authorised denominations” and each an “authorised denomination”).

1.2                            Title

Title to the Bonds will pass by transfer and registration as described in Condition 4. The holder (as defined below) of any Bond will (except as otherwise required by law or as ordered by a court of competent jurisdiction) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it or its theft or loss (or that of the related certificate, as appropriate) or anything written on it or on the certificate representing it (other than a duly executed transfer thereof)) and no person will be liable for so treating the holder.

1.3                            Status of the Bonds

The Bonds constitute direct, unconditional, unsubordinated and (subject to Condition 2) unsecured obligations of the Issuer and rank pari passu among themselves and (subject as aforesaid and save for certain obligations required to be preferred by law) equally with all other unsecured obligations (other than subordinated obligations if any) of the Issuer from time to time outstanding.

1.4                            Guarantee

The Guarantor has in the Trust Deed unconditionally and irrevocably guaranteed the due and punctual payment of all sums expressed to be payable by the Issuer under the Trust Deed including, without limitation, in respect of the Bonds, as and when the same become due and payable. The Guarantee constitutes a direct, unconditional, unsubordinated and (subject to the provision of Condition 2) unsecured obligation of the Guarantor and (subject as aforesaid and save for certain obligations required to be preferred by law) will rank pari passu with all other unsecured obligations (other than subordinated obligations, if any) of the Guarantor from time to time outstanding. In addition, the Guarantor has covenanted and agreed with the Issuer, and also for the benefit of the Trustee on behalf of the Bondholders, to take all steps possible to cause the Issuer on exercise of Exchange Rights to redeem Bonds pursuant to the terms hereof for the Cash Settlement Amount, failing which, the Guarantor shall pay an amount equivalent to the Cash Settlement Amount to the Bondholder exercising such Exchange Right.

2.                                   NEGATIVE PLEDGE

So long as any of the Bonds remain outstanding (as defined in the Trust Deed) neither the Issuer nor the Guarantor will create or, save only by operation of law, have outstanding any mortgage, lien, pledge or other charge (each a “Security Interest”) other than any Permitted Security (as defined below) upon the whole or any part of its undertaking or assets, present or future (including any uncalled capital), to secure any Loan Stock of any Person (as defined below) or to secure any obligation of any Person under any guarantee of or indemnity or purchase of indebtedness undertaking in respect of any Loan Stock of any other Person without at the same time or prior thereto at the option of the Issuer or the Guarantor, as applicable, either (i) securing the Bonds or the Guarantee, as the case may be, equally and rateably therewith or (ii) providing such other security for or other arrangement in respect of the Bonds or the Guarantee, as the case may be, as either (a) in any such case the Trustee shall in its absolute discretion deem not materially less beneficial to the interests of the Bondholders or (b) shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Bondholders.

For the purposes of these Terms and Conditions:

“Loan Stock” means indebtedness having an original maturity of more than one year which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other debt securities (not comprising, for the avoidance of doubt, preference shares or other equity securities) which, with the consent of the Issuer or the Guarantor, as the case may be, are quoted, listed, ordinarily dealt in or traded on any stock exchange and/or quotation system or by any listing authority, over-the-counter or other established securities market other than any such indebtedness where the majority thereof is initially placed with investors domiciled in the Netherlands in the case of the indebtedness of the Issuer or in Brazil in the case of the indebtedness of the Guarantor, who purchase such indebtedness in the Netherlands or Brazil, as the case may be.

“Permitted Security” means:

(a)                               in the case of a consolidation or merger of the Issuer or the Guarantor, as the case may be, with or into another company (the “Combining Company”), any Security Interest over assets of the Issuer or the Guarantor, as the case may be (if it is the surviving company) or the company (if other than the Issuer, the Guarantor or such Material Subsidiary, as the case may be), surviving or formed by such consolidation or merger provided that: (i) such Security Interest was created by the Combining Company over assets owned by it, (ii) such Security Interest is existing at the time of such consolidation or merger, (iii) such Security Interest was not created in contemplation of such consolidation or merger and (iv) the amount secured by such Security Interest is not increased thereafter; and

(b)                               any Security Interest on or with respect to the assets (including but not limited to receivables) of the Issuer or the Guarantor, as the case may be, which is created pursuant to any securitisation or like arrangement in accordance with normal market practice and whereby the indebtedness secured by such Security Interest or the indebtedness in respect of any guarantee or indemnity which is secured by such Security Interest is limited to the value of such assets.

“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state, agency of a state or other entity, whether or not having separate legal personality.

3.                                   DEFINITIONS

In these Conditions, unless otherwise provided:

“BM&FBovespa” means the Bolsa de Valores, Mercadorias & Futuros de São Paulo.

“Bondholder” and “holder” mean the person in whose name a Bond is registered in the Register (as defined in Condition 4.1).

“Brazilian Real” means the Brazilian real, the official currency of the Federative Republic of Brazil.

“Business Combination” means the merger (fusão por incorporação) of PT with and into TmarPart, with TmarPart as the surviving company. The consummation of the merger will occur at the time of the definitive registration of the merger with the Commercial Registry Office of Lisbon and with the Junta Comercial do Estado do Rio de Janeiro, following the resolution of the general meetings of shareholders of both PT and TmarPart.

“business day” means, in relation to any place, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business in that place.

“Capital Distribution” means any Non-Cash Dividend (as defined in Condition 6.2(c) below).

“Cash Settlement Amount” has the meaning provided in Condition 6.1.

a “Change of Control” occurs when, with the exception of TmarPart, any person, or persons, acting together, acquire(s) control of the Guarantor.

“control” means the acquisition or control of more than 50 per cent, of the Voting Rights of the issued share capital of the Guarantor, whether obtained directly or through a Subsidiary, and whether obtained by ownership of share capital, the holding of Voting Rights or pursuant to the terms of a shareholders’ agreement and “controlled” shall be construed accordingly. For the purpose of this definition of “control” only, “Subsidiary” means any company in which the entity in question holds, directly or through another Subsidiary, more than 50 per cent, of the share capital or voting rights.

“Change of Control Notice” has the meaning provided in Condition 6.7.

“Change of Control Period” means the period commencing on the date on which a Change of Control occurs and ending 60 calendar days following such date or, if later, 60 calendar days following the date on which a Change of Control Notice is given as required by Condition 6.7.

“Change of Control Put Date” has the meaning provided in Condition 7.3.

“Change of Control Put Exercise Notice” has the meaning provided in Condition 7.3.

“Closing Date” means 28 August 2007.

“CSD” means the Portuguese Central Securities Depository, being the central de valores mobiliários, managed by Interbolsa — Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A.

“Current Market Price” means, in respect of an Ordinary Share at a particular date, the average of the Volume Weighted Average Price of an Ordinary Share for the five consecutive dealing days ending on the dealing day immediately preceding such date; provided that if at any time during the said five-dealing-day period the Volume Weighted Average Price shall have been based on a price ex-Dividend (or ex- any other entitlement) and during some other part of that period the Volume Weighted Average Price shall have been based on a price cum-Dividend (or cum- any other entitlement), then:

(a)                               if the Ordinary Shares to be issued or transferred do not rank for the Dividend (or entitlement) in question, the Volume Weighted Average Price on the dates on which the Ordinary Shares shall have been based on a price cum-Dividend (or cum- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Ordinary Share as at the date of first public announcement of such Dividend (or entitlement); or

(b)                               if the Ordinary Shares to be issued or transferred do rank for the Dividend (or entitlement) in question, the Volume Weighted Average Price on the dates on which the Ordinary Shares shall have been based on a price ex-Dividend (or ex- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof increased by an amount equal to the Fair Market Value of any such Dividend or entitlement per Ordinary Share as at the date of the first public announcement of such Dividend (or entitlement), and provided further that if on each of the said five dealing days the Volume Weighted Average Price shall have been based on a price cum-Dividend (or cum- any other entitlement) in respect of a Dividend (or other entitlement) which has been declared or announced but the Ordinary Shares to be issued do not rank for that Dividend (or other entitlement) the Volume Weighted Average Price on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Ordinary Share as at the date of the first public announcement of such Dividend or entitlement, and provided further that, if the Volume Weighted Average Price of an Ordinary Share is not available on one or more of the said five dealing days (disregarding the proviso to the definition of Volume Weighted Average Price), then the average of such Volume Weighted Average Prices which are available in that five-dealing-day period shall be used (subject to a minimum of two such prices) and if only one, or no, such Volume Weighted Average Price is available in the relevant period the Current Market Price shall be determined in good faith by an Independent Financial Adviser.

“CVM” means the Brazilian Comissão de Valores Mobiliários.

“dealing day” means a day on which the Relevant Stock Exchange or relevant stock exchange or securities market is open for business (other than a day on which the Relevant Stock Exchange or relevant stock exchange or securities market is scheduled to or does close prior to its regular weekday closing time).

“Dividend” means any dividend or any form of distribution to Shareholders (including a Spin-Off) whether of cash, assets or other property, and whenever paid or made and however described (and for these purposes a distribution of assets includes without limitation an issue of Ordinary Shares, or other Securities credited as fully or partly paid up by way of capitalisation of profits or reserves) provided that:

(a)                               where a cash Dividend is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the issue or delivery of Ordinary Shares or other property or assets, or where a capitalisation of profits or reserves is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the payment of a cash Dividend, then for the purposes of this definition the Dividend in question shall be treated as a cash Dividend of the greater of (i) such cash Dividend and (ii) the Fair Market Value (on the date of the first public announcement of such Dividend or capitalisation (as the case may be) or if later, the date on which the number of Ordinary Shares (or amount of property or assets, as the case may be) which may be issued or transferred or delivered is determined), of such Ordinary Shares or other property or assets;

(b)                               any issue of Ordinary Shares falling within Condition 6.2(b) shall be disregarded;

(c)                                a purchase or redemption or buy back of share capital of the Exchange Issuer by the Exchange Issuer or any Subsidiary of the Exchange Issuer shall not constitute a Dividend unless, in the case of purchases, redemptions or buy backs of Ordinary Shares by or on behalf of the Exchange Issuer or any Subsidiary of the Exchange Issuer, the volume weighted average price per Ordinary Share (before expenses) on any one day (a “Specified Share Day”) in respect of such purchases, redemptions or buy backs (translated, if not in euro, into euro at the spot rate ruling at the close of business on such day as determined in good faith by an Independent Financial Adviser (or if no such rates available on that date, the equivalent rate on the immediately preceding date on which such rate is available) exceeds by more than (i) 5% (in the case of a redemption of share capital of the Exchange Issuer by the Exchange Issuer or any Subsidiary of the Exchange Issuer) or (ii) 7.5% (in the case of a purchase or buy back of share capital of the Exchange Issuer or any Subsidiary of the Exchange Issuer) the average of the closing prices of the Ordinary Shares on the Relevant Stock Exchange (as published by or derived from the Relevant Stock Exchange) on the five dealing days immediately preceding the Specified Share Day or, where an announcement (excluding, for the avoidance of doubt for these purposes, any general authority for such purchases, redemptions or buy backs approved by a general meeting of Ordinary Shareholders of the Exchange Issuer or any notice convening such a meeting of Ordinary Shareholders) has been made of the intention to purchase, redeem or buy back Ordinary Shares at some future date at a specified price, on the five dealing days immediately preceding the date of such announcement, in which case such purchase, redemption or buy back shall be deemed to constitute a cash Dividend in euro to the extent that the aggregate price paid (before expenses) in respect of such Ordinary Shares purchased by the Exchange Issuer or, as the case may be, any Subsidiary of the Exchange Issuer (translated where appropriate into euro as provided above) exceeds the product of (i)(a) in the case of a redemption of share capital of the Exchange Issuer by the Exchange Issuer or any Subsidiary of the Exchange Issuer, 105 per cent, or (i)(b) in the case of a purchase or buy back of share capital of the Exchange Issuer or any Subsidiary of the Exchange Issuer, 107.5 per cent., in each case, of the average closing price of the Ordinary Shares determined as aforesaid and (ii) the number of Ordinary Shares so purchased; and

(d)                               if the Exchange Issuer or any Subsidiary of the Exchange Issuer shall purchase any receipts or certificates representing Ordinary Shares, the provisions of paragraph (c) shall be applied in respect thereof in such manner and with such modifications (if any) as shall be determined in good faith by an Independent Financial Adviser.

“equity share capital” means in relation to a company, its issued share capital excluding any part thereof which, neither as regards dividends, nor as regards capital, carries any right to participate beyond a specified amount in a distribution.

“Euronext Lisbon” means Portuguese regulated market managed by Euronext, Lisbon-Sociedade Gestora de Mercados Regulamentados S.A.

“Exchange Date” has the meaning provided in Condition 6.8.

“Exchange Issuer” means:

(a)                               during the period up to (but excluding) the date of the completion of the Business Combination, PT; and

(b)                               during the period from (and including) the date of the completion of the Business Combination, TmarPart.

“Exchange Notice” has the meaning provided in Condition 6.8.

“Exchange Period” has the meaning provided in Condition 6.1.

“Exchange Price” has the meaning provided in Condition 6.1.

“Exchange Right” has the meaning provided in Condition 6.1.

“Fair Market Value” means, with respect to any property on any date, the fair market value of that property as determined in good faith by an Independent Financial Adviser provided, that (a) the Fair Market Value of a cash Dividend paid or to be paid shall be the amount of such cash Dividend; (b) the Fair Market Value of any other cash amount shall be the amount of such cash; (c) where Spin Off Securities, options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by an Independent Financial Adviser), the fair market value (i) of such Spin-Off Securities shall equal the arithmetic mean of the daily Volume Weighted Average Prices of such Spin-Off Securities and (ii) of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights, in the case of both (i) and (ii) during the period of five trading days on the relevant market commencing on such date (or, if later, the first such trading day such Spin-Off Securities options, warrants or other rights are publicly traded); and (d) in the case of (i) translated into euro (if declared or paid in a currency other than euro) at the rate of exchange used to determine the amount payable to Shareholders who were paid or are to be paid or are entitled to be paid the cash Dividend in euro; and in any other case, converted into euro (if expressed in a currency other than euro) at such rate of exchange as may be determined in good faith by an Independent Financial Adviser to be the spot rate ruling at the close of business on that date (or if no such rate is available on that date the equivalent rate on the immediately preceding date on which such a rate is available). In addition, in the case of (i) and (ii), any withholding or deduction required to be made on account of tax and any associated tax credit shall be disregarded.

“Final Maturity Date” means 28 August 2014.

“Further Bonds” means any further Bonds issued pursuant to Condition 16 and consolidated and forming a single series with the then outstanding Bonds.

“Independent Financial Adviser” means an investment bank of international repute appointed by the Issuer and approved in writing by the Trustee or, if the Issuer fails to make such appointment and such failure continues for a reasonable period (as determined by the Trustee) and the Trustee is indemnified to its satisfaction against the costs, fees and expenses of such adviser, appointed by the Trustee following consultation with the Issuer.

“Interest Payment Date” has the meaning provided in Condition 5.1.

“Lisbon business day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business in Lisbon.

“Optional Redemption Date” has the meaning provided in Condition 7.2.

“Optional Redemption Notice” has the meaning provided in Condition 7.2.

“Ordinary Shares” means:

(a)                               during the period up to (but excluding) the date of the completion of the Business Combination, fully paid ordinary shares in the capital of PT, having a par value of [•] on [•] 2014; and

(b)                               during the period from (and including) the date of the completion of the Business Combination, fully paid ordinary shares in the capital of TmarPart, having a par value of [•] on [•] 2014.

“Parity Value” means, in respect of any dealing day, the euro amount calculated as follows:

PV =                         OS X MP

where

PV =                         the Parity Value;

OS =                         the result of the fraction, the numerator of which is the denomination of a Bond and the denominator of which is the Exchange Price; and

MP =                      the closing price for the Ordinary Shares as published by or derived from the Relevant Stock Exchange on such dealing day (converted into euro at the Spot Rate on such dealing day if such closing price is not quoted in euro) provided that if on any such dealing day the Ordinary Shares shall have been quoted cum Dividend or cum-any other entitlement the closing price on such dealing day shall be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Ordinary Share as at the date of first public announcement of such Dividend or entitlement.

a “person” includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organisation, trust, state or agency of a state (in each case whether or not being a separate legal entity).

“PT Portugal” means PT Portugal SGPS, S.A., a company incorporated with limited liability under the laws of Portugal.

“Record Date” has the meaning provided in Condition 8.3.

“Relevant Date” means, in respect of any Bond, whichever is the later of (a) the date on which payment in respect of it first becomes due and (b) if any amount of the money payable is improperly withheld or refused the date on which payment in full of the amount outstanding is made or (if earlier) the date on which notice is duly given by the Issuer or to the Bondholders in accordance with Condition 17 that, upon further presentation of the Bond, where required pursuant to these Conditions, being made, such payment will be made, provided that such payment is in fact made as provided in these Conditions.

“Relevant Stock Exchange” means the Euronext Lisbon or BM&FBovespa (as applicable) or if at the relevant time the Ordinary Shares are not at that time listed on Euronext Lisbon or BM&FBovespa (as applicable), the principal stock exchange or securities market on which the Ordinary Shares are then listed, admitted to trading or quoted or dealt in.

“Retroactive Adjustment” has the meaning provided in Condition 6.3.

“São Paulo business day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business in São Paulo.

“Securities” means any securities including, without limitation, Ordinary Shares, bonds convertible or exchangeable in to Ordinary Shares or options warrants or other rights to subscribe for or purchase or acquire Ordinary Shares.

“Shareholders” means the holders of Ordinary Shares.

“Specified Date” has the meaning provided in Condition 6.2(g) and (h).

“Spin-Off” means:

(a)                               a distribution of Spin-Off Securities by the Exchange Issuer to Shareholders as a class; or

(b)                               any transfer of any property or assets (including cash or shares or securities of or in or issued or allotted by any entity) by any entity (other than the Exchange Issuer) to Shareholders as a class, pursuant to any arrangements with the Exchange Issuer or any Subsidiary of the Exchange Issuer.

“Spin-Off Securities” means equity share capital of an entity other than the Exchange Issuer.

“Spot Rate” means on any day, if the closing price for the Ordinary Shares as published by or derived from the Relevant Stock Exchange is expressed in a currency other than euro, the spot rate of exchange of an international bank which is active in the foreign exchange market selected by the Issuer for the purchase of the relevant currency with euro at or about 11.00 a.m. on the day the relevant amount falls to be calculated.

“Tangible Net Worth” shall mean the total assets of the Issuer less the sum of intangible assets and total liabilities of the Issuer. A certificate of the auditors of the Issuer as to the amount of Tangible Net Worth shall, in the absence of manifest error, be final and conclusive.

“TARGET System” means the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TmarPart” means Telemar Participações S.A., a company organised under the laws of the Federative Republic of Brazil.

“Volume Weighted Average Price” means, in respect of an Ordinary Share or, as the case may be, a Spin-Off Security on any dealing day, the volume-weighted average price of an Ordinary Share or, as the case may be, a Spin-Off Security published by or derived (in the case of an Ordinary Share) from the Relevant Stock Exchange or (in the case of a Spin-Off Security) from the principal stock exchange or securities market on which such Spin-Off Securities are then listed or quoted or dealt in, if any or, in any such case, such other source as shall be determined to be appropriate by an Independent Financial Adviser on such dealing day, provided that if on any such dealing day where such price is not available or cannot otherwise be determined as provided above, the Volume Weighted Average Price of an Ordinary Share or a Spin-Off Security, as the case may be, in respect of such dealing day shall be the Volume Weighted Average Price, determined as provided above, on the immediately preceding dealing day on which the same can be so determined.

“Voting Rights” means the right to vote at a general meeting of shareholders of an entity.

References to any provision of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under such modification or re-enactment.

References to any issue or offer or grant to Shareholders or Existing Shareholders “as a class” or “by way of rights” shall be taken to be references to an issue or offer or grant to all or substantially all Shareholders or Existing Shareholders, as the case may be, other than Shareholder or Existing Shareholders, as the case may be to whom, by reason of the laws of any territory or requirements of any recognised regulatory body or any other stock exchange or securities market in any territory or in connection with fractional entitlements, it is determined not to make such Issuer or offer or grant.

References in these Conditions to the principal amount of any Bond shall be to the face value thereof, being an authorised denomination of that Bond.

In making any calculation or determination of Current Market Price or Volume Weighted Average Price, such adjustments (if any) shall be made as an Independent Financial Adviser considers appropriate to reflect any consolidation or sub-division of the Ordinary Shares or any Issue of Ordinary Shares by way of capitalisation of profits or reserves, or any like or similar event.

For the purposes of Conditions 6.2, 6.3 and Condition 10 only, (a) references to the “issue” of Ordinary Shares shall include the transfer and/or delivery of Ordinary Shares, whether newly issued and allotted or previously existing or held by or on behalf of the Exchange Issuer or any Subsidiary of the Exchange Issuer, and (b) Ordinary Shares held by or on behalf of the Exchange Issuer or any Subsidiary of the Exchange Issuer (and which, in the case of Condition 6.2(d) and (f), do not rank for the relevant right or other entitlement) shall not be considered as or treated as “in issue”.

4.                                   REGISTRATION AND TRANSFER OF BONDS

4.1                            Registration

The Issuer will cause a register (the “Register”) to be kept at the specified office of the Registrar outside the United Kingdom on which will be entered the names and addresses of the holders of the Bonds and the particulars of the Bonds held by them and of all transfers, redemptions and exchanges of Bonds.

4.2                            Transfer

Bonds may, subject to the terms of the Agency Agreement and to Conditions 4.3 and 4.4, be transferred in whole or in part in an authorised denomination by lodging the relevant Bond (with the form of application for transfer in respect thereof duly executed and duly stamped where applicable) at the specified office of the Registrar or any Agent. No transfer of a Bond will be valid unless and until entered on the Register. A Bond may be registered only in the name of, and transferred only to, a named person (or persons, not exceeding four in number).

The Registrar will within seven business days, at the place of the specified office of the Registrar, of receipt of any duly made application for the transfer of a Bond, deliver a new Bond to the transferee (and, in the case of a transfer of part only of a Bond, deliver a Bond for the untransferred balance to the transferor) at the specified office of the Registrar or (at the risk and, if mailed at the request of the transferee or, as the case may be, the transferor otherwise than by ordinary mail, at the expense of the transferee or, as the case may be, the transferor) mail the Bond by uninsured mail to such address as the transferee or, as the case may be, the transferor may request.

4.3                            Formalities Free of Charge

Such transfer will be effected without charge subject to (a) the person making such application for transfer paying or procuring the payment of any taxes, duties and other governmental charges in connection therewith, (b) the Registrar being satisfied with the documents of title and/or identity of the person making the application and (c) such reasonable regulations as the Issuer may from time to time agree with the Registrar and the Trustee.

4.4                            Closed Periods

Neither the Issuer nor the Registrar will be required to register the transfer of any Bond (or part thereof) (a) during the period of 15 days immediately prior to the Final Maturity Date or any earlier date fixed for redemption of the Bonds pursuant to Condition 7.2; (b) in respect of which an Exchange Notice has been delivered in accordance with Condition 6.8; (c) in respect of which a Bondholder has exercised its right to require redemption pursuant to Condition 7.3; or (d) during the period of 15 days ending on (and including) any Record Date (as defined in Condition 8.3) in respect of any payment of interest on the Bonds.

5.                                   INTEREST

5.1                            Interest Rate

The Bonds bear interest from and including the Closing Date at the rate of 4.125 per cent, per annum calculated by reference to the principal amount thereof and payable semi-annually in arrear on 28 February and 28 August in each year (each an “Interest Payment Date”), commencing on 28 February 2008. The amount of interest payable in respect of a Bond for any period which is not an Interest Period shall be calculated on the basis of the number of days in the relevant period from (and including) the first day of such period to (but excluding) the last day of such period divided by the number of days from (and including) the immediately preceding Interest Payment Date (or, if none, the Closing Date) to (but excluding) the next Interest Payment Date multiplied by 2.

“Interest Period” means the period beginning on (and including) the Closing Date and ending on (but excluding) 28 February 2008 (being the first Interest Payment Date) and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

5.2                            Accrual of Interest

Each Bond will cease to bear interest (a) where the Exchange Right shall have been exercised by a Bondholder, from the Interest Payment Date immediately preceding the relevant Exchange Date or, if none, the Closing Date (subject in any such case as provided in Condition 6.9 or 6.10) or (b) where such Bond is being redeemed or repaid pursuant to Condition 7 or Condition 9, from the due date for redemption thereof unless, upon due presentation thereof, payment of principal is improperly withheld or refused, in which event interest will continue to accrue at such rate (both before and after judgment) until whichever is the earlier of (i) the day on which all sums due in respect of such Bond up to that day are received by or on behalf of the relevant holder, and (ii) the day seven days after the Trustee or the Principal Paying Agent has notified Bondholders of receipt of all sums due in respect of all the Bonds up to that seventh day (except to the extent that there is failure in the subsequent payment to the relevant holders under these Conditions).

6.                                   EXCHANGE OF BONDS

6.1                            Exchange Period and Exchange Price

Subject to and as provided in these Conditions, each Bond shall entitle the holder to redeem such Bond for a Cash Settlement Amount in euro as determined by the Issuer, as follows:

(a)                               in respect of any exercise of the Exchange Right which settles up to (but excluding) the date of the completion of the Business Combination, each Bond shall entitle the holder to redeem such Bond for a Cash Settlement Amount referable to Ordinary Shares of PT; and

(b)                               in respect of any exercise of the Exchange Right which settles from (and including) the date of the completion of the Business Combination, each Bond shall entitle the holder to redeem such Bond for a Cash Settlement Amount referable to Ordinary Shares of TmarPart, each, an “Exchange Right”.

During the period specified in sub-paragraph 6.1(a) above, all provisions of Exchange Rights, including the adjustment provisions in this Condition 6, shall entitle the holder to a Cash Settlement Amount referable to Ordinary Shares of PT, and all such provisions shall accordingly be construed as applying to events involving PT and the Ordinary Shares of PT.

During the period specified in sub-paragraph 6.1(b) above, all provisions of Exchange Rights, including the adjustment provisions in this Condition 6, shall entitle the holder to a Cash Settlement Amount referable to Ordinary Shares of TmarPart, and all such provisions shall accordingly be construed as applying to events involving TmarPart and the Ordinary Shares of TmarPart.

The “Cash Settlement Amount” payable on exercise of an Exchange Right which settles up to (but excluding) the date of the completion of the Business Combination, shall be an amount in euro determined as follows: by multiplying the principal amount of the relevant Bond by the result of the fraction the denominator of which is the exchange price (the “Exchange Price”) in euro in effect on the relevant Exchange Date and the numerator of which is the closing price of an Ordinary Share on such Exchange Date (converted into euro at the Spot Rate on such date if such closing price is not quoted in euro).

The “Cash Settlement Amount” payable on exercise of an Exchange Right which settles from (and including) the date of the completion of the Business Combination, shall be an amount in euro determined as follows: by multiplying the principal amount of the relevant Bond by the result of the fraction the denominator of which is the exchange price in Brazilian Reals (the “Exchange Price”) in effect on the relevant Exchange Date and the numerator of which is the closing price of an Ordinary Share on such Exchange Date (quoted in Brazilian Reals).

The Exchange Price on [•] 2014 per Ordinary Share of PT is €[8.91](1). On the basis of this Exchange Price, each €50,000 principal amount of Bonds would entitle the holder to receive (subject as provided in these Conditions) a Cash Settlement Amount referable to [5,611] Ordinary Shares of PT.

The Exchange Price of Ordinary Shares of TmarPart will be calculated by the Issuer in good faith as soon as practicable following the Determination Date as the result of the fraction as follows:

Exchange Price of Ordinary Shares of TmarPart   =                 The result of the fraction where the numerator is the Real Equivalent and the denominator is the Share Element.

where:

“Real Equivalent” is the product of the Exchange Price per Ordinary Share of PT and the FX Rate on the Determination Date;

“Share Element” is the number of Ordinary Shares of TmarPart that holders of Ordinary Shares of PT will receive for each Ordinary Share of PT they hold, upon completion of the Business;

“FX Rate” means, on any day, the [closing rate] for the exchange of euro into Brazilian Real, expressed as a number of Brazilian Reals per euro; and

“Determination Date” means the date on which the determination of the combination values is made.

The Issuer will give notice to the Trustee of the change to the Exercise Price as soon as reasonably practicable following the Determination Date.

The Exchange Price is subject to adjustment in the circumstances described in Condition 6.2 and the expression “Exchange Price” shall be construed accordingly.

A Bondholder may exercise the Exchange Right in respect of a Bond by delivering such Bond to the specified office of any Agent in accordance with Condition 6.8 whereupon the Issuer (failing which, the Guarantor) shall (subject as provided in these Conditions) procure the payment, to or as directed by the relevant Bondholder, of the Cash Settlement Amount as provided in this Condition 6.

Subject to, and as provided in these Conditions, the Exchange Right in respect of a Bond may be exercised, at the option of the holder thereof, at any time (subject to any applicable fiscal or other laws or regulations and as hereinafter provided) until the close of business (at the place where the relevant Bond is delivered for exchange) on the date falling eight days prior to the Final Maturity Date (both days inclusive) or, if the Bonds shall have been called for redemption pursuant to Condition 7.2 prior to the Final Maturity Date, then up to the close of business (at the place aforesaid) on the eighth day before the date fixed for redemption thereof pursuant to Condition 7.2, unless there shall be default in making payment in respect of such Bond on such date fixed for redemption, in which event the Exchange Right shall extend up to the close of business (at the place aforesaid) on the date on which the full amount of such payment becomes available for payment and notice of such availability has been duly given in accordance with Condition 17 or, if earlier, the Final Maturity Date; provided that, in each case, if the final such date for the exercise of Exchange Rights is not a business day at the place aforesaid, then the period for exercise of the Exchange Right by Bondholders shall end on the immediately preceding business day at the place aforesaid.

Exchange Rights may not be exercised (i) following the giving of notice by the Trustee pursuant to Condition 9; or (ii) in respect of a Bond which the relevant holder has exercised its right to require the Issuer to redeem pursuant to Condition 7.3.

Exchange Rights may not be exercised by a Bondholder in circumstances where the relevant Exchange Date would fall during the period commencing on the Record Date in respect of any

(1)                                 Price on 07.02.14

payment of interest on the Bonds and ending on the relevant Interest Payment Date (both days inclusive).

The period during which Exchange Rights may (subject as provided below) be exercised by a Bondholder is referred to as the “Exchange Period”.

Notwithstanding the Exchange Period prescribed by this Condition 6.1, the Exchange Right in respect of a Bond may be exercised at any time during a Change of Control Period, save that Exchange Rights may not be exercised during a Change of Control Period (i) following the giving of notice by the Trustee pursuant to Condition 9; or (ii) in respect of a Bond which the relevant holder has exercised its right to require the Issuer to redeem pursuant to Condition 7.3.

Exchange Rights may only be exercised in respect of an authorised denomination. Where Exchange Rights are exercised in respect of part only of a Bond, the old Bond shall be cancelled and a new Bond for the balance thereof shall be issued in lieu thereof without charge but upon payment by the holder of any taxes, duties and other governmental charges payable in connection therewith and the Registrar will within seven business days, in the place of the specified office of the Registrar, following the relevant Exchange Date deliver such new Bond to the Bondholder at the specified office of the Registrar or (at the risk and, if mailed at the request of the Bondholder otherwise than by ordinary mail, at the expense of the Bondholder) mail the new Bond by uninsured mail to such address as the Bondholder may request.

Payment of the Cash Settlement Amount in respect of any Bond in respect of which the Exchange Right is exercised shall be made no later than seven TARGET Business Days following the relevant Exchange Date by transfer to a euro account maintained by the Bondholder with a bank in a city in which banks have access to the TARGET System as specified in the relevant Exchange Notice.

6.2                            Adjustment of Exchange Price

Upon the happening of any of the events described below, the Exchange Price shall be adjusted as follows:

(a)                               If and whenever there shall be a consolidation, reclassification or subdivision in relation to the Ordinary Shares, the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately prior to such consolidation, reclassification or subdivision by the following fraction:

where:

A                                            is the aggregate number of Ordinary Shares in issue immediately before such consolidation, reclassification or subdivision, as the case may be; and

B                                            is the aggregate number of Ordinary Shares in issue immediately after, and as a result of, such consolidation, reclassification or subdivision, as the case may be.

Such adjustment shall become effective on the date the consolidation, reclassification or subdivision, as the case may be, takes effect.

(b)                               If and whenever the Exchange Issuer shall issue any Ordinary Shares credited as fully paid to the Shareholders by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve) other than (1) where any such Ordinary Shares are issued instead of the whole or part of a cash Dividend which the Shareholders would or could otherwise have received or (2) where the Shareholders may elect to receive a cash Dividend in lieu of such Ordinary Shares, the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately prior to such issue by the following fraction:

where:

A                                            is the aggregate nominal amount of the issued Ordinary Shares immediately before such issue; and

B                                            is the aggregate nominal amount of the issued Ordinary Shares immediately after such issue.

Such adjustment shall become effective on the date of issue of such Ordinary Shares.

(c)

(i)                                  If and whenever the Exchange Issuer shall pay or make any Extraordinary Dividend to the Shareholders the Exchange Price shall be adjusted by multiplying the Exchange Price in force on the day immediately preceding the date on which the Ordinary Shares are trading ex-the relevant Extraordinary Dividend by the following fraction:

where:

A                                            is the Current Market Price of one Ordinary Share on the first date on which the Ordinary Shares are traded ex-the relevant Extraordinary Dividend on the Relevant Stock Exchange or, in the case of a purchase, redemption or buy back of Ordinary Shares or any depositary or other receipts or certificates representing Ordinary Shares by or on behalf of the Exchange Issuer or any Subsidiary of the Exchange Issuer, on which such Ordinary Shares (or depositary or other receipts or certificates) are purchased, redeemed or bought back or, in the case of a Spin-Off, is the Current Market Price of an Ordinary Share on the first date on which the Ordinary Shares are traded ex-the relevant Spin-Off;

B                                            is the portion of the Fair Market Value of the aggregate Extraordinary Dividend attributable to one Ordinary Share, with such portion being determined by dividing the Fair Market Value of the aggregate Extraordinary Dividend by the number of Ordinary Shares entitled to receive the relevant Extraordinary Dividend (or, in the case of a purchase, redemption or buy back of Ordinary Shares or any depositary or other receipts or certificates representing Ordinary Shares by or on behalf of the Exchange Issuer or any Subsidiary of the Exchange Issuer, by the number of Ordinary Shares in issue immediately following such purchase); and

T                                             is the amount (if any) by which the Threshold Amount in respect of the Relevant Fiscal Year exceeds an amount equal to the aggregate of the Fair Market Values of any previous Dividends per Ordinary Share paid or made in respect of such Relevant Fiscal Year (where “T” shall be zero if such amount is equal to, or exceeds, the Threshold Amount in respect of such Relevant Fiscal Year). For the avoidance of doubt T shall equal the Threshold Amount in respect of the Relevant Fiscal Year where no previous Dividends per Ordinary Share have been paid in such Relevant Fiscal Year.

Such adjustment shall become effective on the first date on which the Ordinary Shares are traded ex-the relevant Extraordinary Dividend on the Relevant Stock Exchange or, in the case of a purchase, redemption or buy back of Ordinary Shares or any depositary or other receipts or certificates representing Ordinary Shares by or on behalf of the Exchange Issuer or any Subsidiary of the Exchange Issuer, on the date such purchase, redemption or buy back is made or, in any such case if later, the first date upon which the Fair Market Value of the relevant Dividend is capable of being determined as provided herein.

“Extraordinary Dividend” means any Cash Dividend or Non-Cash Dividend (the “Relevant Dividend”) paid or made in respect of a fiscal year of the Exchange Issuer (the “Relevant Fiscal Year”), where (a) the Fair Market Value of the Relevant Dividend per Ordinary Share or (b) the sum of (i) the Fair Market Value of the Relevant Dividend per Ordinary Share and (ii) an amount equal to the aggregate of the Fair Market Value or Values of any other Dividend or Dividends per Ordinary Share paid or made in respect of such Relevant Fiscal Year, exceeds the Threshold Amount and, in that case, the Extraordinary Dividend is the Relevant Dividend.

“Threshold Amount” means in respect of any Relevant Fiscal Year:

(i)                                  for the period in which the Bonds are redeemable by reference to Ordinary Shares of PT, €[0.4414] per Ordinary Share; and

(ii)                               for the period in which the Bonds are redeemable by reference to Ordinary Shares of TmarPart, the amount calculated as follows:

Threshold Amount by reference to Ordinary Shares of TmarPart = The result of the fraction where the numerator is the Threshold Real Equivalent and the denominator is the Share Element.

where:

“Threshold Real Equivalent” is the product of the Threshold Amount by reference to Ordinary Shares of PT and the FX Rate on the Determination Date;

“Share Element” is the number of Ordinary Shares of TmarPart that holders of Ordinary Shares of PT will receive for each Ordinary Share of PT they hold, upon completion of the Business Combination(2);

“FX Rate” means, on any day, the [closing rate] for the exchange of euro into Brazilian Real, expressed as a number of Brazilian Reals per euro; and

“Determination Date” means [the date on which the determination of the combination values is made].

in each case, adjusted pro rata for any adjustments to the Exchange Price made pursuant to the provisions of these Conditions, the occurrence of which will not trigger, in any circumstances, an adjustment to the Threshold Amount and save that no adjustment to the Exchange Price at any time (the “Applicable Time”) will trigger a pro rata adjustment to the Threshold Amount unless such adjustment to the Exchange Price at the Applicable Time, when aggregated with any previous adjustments to the Exchange Price since the preceding date on which the Threshold Amount was adjusted (or, if none, the Closing Date), would lead to an adjustment to the Exchange Price in force at the Applicable Time of 3 per cent, or more (the “Aggregate Amount”). For the avoidance of doubt, such Threshold Amount at the Applicable Time will be adjusted pro rata, as if the Exchange Price in force at the Applicable Time would have been adjusted by the Aggregate Amount.

“Cash Dividend” means (i) any Dividend which is to be paid or made in cash (in whatever currency), but other than falling within paragraph (b) of the definition of “Spin-Off” and (ii) any Dividend determined to be a Cash Dividend pursuant to paragraph (a) of the definition of “Dividend”, and for the avoidance of doubt, a Dividend falling within paragraph (c) or (d) of the definition of “Dividend” shall be treated as being a Non-Cash Dividend.

(2)                                 To be confirmed and conformed with Equity Proposal if possible.

“Non-Cash Dividend” means any Dividend which is not a Cash Dividend, and shall include a Spin-Off.

Notwithstanding the above provisions of this Condition 6.2(c)(i), on an adjustment to the Threshold Amount as a result of the current and any previous adjustments to the Exchange Price amounting to the Aggregate Amount, the applicable Exchange Price which is due to be multiplied by the fraction set out above will be recalculated to reflect the Exchange Price which would have been in force (on the day immediately preceding the date on which the Ordinary Shares are trading ex-the relevant Extraordinary Dividend) if the previous adjustments to the Exchange Price would have resulted, at the time that such previous adjustments were made, in a pro rata adjustment to the Threshold Amount.

In making any calculation for the purposes of this Condition 6.2(c), such adjustment (if any) shall be made as an Independent Financial Adviser may determine in good faith to be appropriate to reflect (i) any consolidation or sub-division of Ordinary Shares or the issue of Ordinary Shares by way of capitalisation of profits or reserves, or any like or similar event or (ii) any change in the fiscal year of the Exchange Issuer.

For the purposes of the above, the Fair Market Value of a Dividend shall (subject as provided in paragraph (a) of the definition of “Dividend” and in the definition of “Fair Market Value”) be determined as at the first date on which the Ordinary Shares are trading ex the relevant Dividend, and in the case of a Spin-Off, the Fair Market Value of the relevant Dividend shall be the Fair Market Value of the relevant Spin-Off Securities or, as the case may be, the relevant property or assets.

(d)                               If and whenever the Exchange Issuer shall issue Ordinary Shares to Shareholders as a class by way of rights, or issue or grant to Shareholders as a class by way of rights, options, warrants or Securities, in each case at a price per Ordinary Share which is less than 95 per cent, of the Current Market Price per Ordinary Share on the dealing day immediately preceding the date of the first public announcement of the terms of the issue or grant of such Ordinary Shares, options, warrants or other rights, the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately prior to such issue or grant by the following fraction:

where:

A                                            is the number of Ordinary Shares in issue immediately before such announcement;

B                                            is the number of Ordinary Shares which the aggregate amount (if any) payable for the Ordinary Shares issued by way of rights, or for the options or warrants or other rights issued by way of rights and for the total number of Ordinary Shares deliverable on the exercise thereof, would purchase at such Current Market Price per Ordinary Share; and

C                                            is the number of Ordinary Shares issued or, as the case may be, the maximum number of Ordinary Shares which may be issued upon exercise of such options, warrants or rights calculated as at the date of issue of such options, warrants or rights.

Such adjustment shall become effective on the first date on which the Ordinary Shares are traded ex-rights, ex-options or ex-warrants on the Relevant Stock Exchange.

(e)                                If and whenever the Exchange Issuer shall issue any Securities (other than Ordinary Shares or options, warrants or other rights to subscribe for or purchase any Ordinary Shares) to Shareholders as a class by way of rights or grant to Shareholders as a class by way of rights any options, warrants or other rights to subscribe for or purchase any Securities (other than Ordinary Shares or options, warrants or other rights to subscribe for or purchase Ordinary Shares), the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately prior to such issue or grant by the following fraction:

where:

A                                            is the Current Market Price of one Ordinary Share on the dealing day on which the terms of such issue or grant are publicly announced; and

B                                            is the Fair Market Value on the date of such announcement (or if that date is not a dealing day, the next following dealing day) of the portion of the rights attributable to one Ordinary Share.

Such adjustment shall become effective on the first date on which the Ordinary Shares are traded ex-rights, ex-options or ex-warrants on the Relevant Stock Exchange.

(f)                                 If and whenever the Exchange Issuer shall issue (otherwise than as mentioned in subparagraph 6.2(d) above) wholly for cash or for no consideration any Ordinary Shares (other than on the exercise of any rights of conversion into, or exchange or subscription for or purchase of, Ordinary Shares) or issue or grant (otherwise than as mentioned in subparagraph 6.2(d) above) wholly for cash or for no consideration any options, warrants or other rights to subscribe for or purchase any Ordinary Shares, in each case at a price per Ordinary Share which is less than 95 per cent, of the Current Market Price per Ordinary Share on the date (or if that date is not a dealing day, the immediately preceding dealing day) of the first public announcement of the terms of such issue or grant, the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately prior to such issue or grant by the following fraction:

where:

A                                            is the number of Ordinary Shares in issue immediately before the issue of such Ordinary Shares or the grant of such options, warrants or rights;

B                                            is the number of Ordinary Shares which the aggregate consideration (if any) receivable for the issue of such Ordinary Shares or, as the case may be, for the Ordinary Shares to be issued or otherwise made available upon the exercise of any such options, warrants or rights, would purchase at such Current Market Price per Ordinary Share; and

C                                            is the number of Ordinary Shares to be issued pursuant to such issue of such Ordinary Shares or, as the case may be, the maximum number of Ordinary Shares which may be issued upon exercise of such options, warrants or rights calculated as at the date of issue of such options, warrants or rights.

Such adjustment shall become effective on the date of issue of such Ordinary Shares or, as the case may be, the grant of such options, warrants or rights.

(g)                                If and whenever the Exchange Issuer or any Subsidiary of the Exchange Issuer or (at the direction or request of or pursuant to any arrangements with the Exchange Issuer or any Subsidiary of the Exchange Issuer) any other company, person or entity (otherwise than as mentioned in sub-paragraphs 6.2(d), 6.2(e) or 6.2(f) above) shall issue wholly for cash or for no consideration any Securities, which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for, Ordinary Shares (or shall grant any such rights in respect of existing Securities so issued) or Securities which by their terms might be redesignated as Ordinary Shares, and the consideration per Ordinary Share receivable upon conversion, exchange, subscription or redesignation is less than 95 per cent, of the Current Market Price per Ordinary Share on the date (or if such date is not a dealing day, the immediately preceding dealing day) of the first public announcement of the terms of issue of such Securities (or the terms of such grant), the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately prior to such issue (or grant) by the following fraction:

where:

A                                            is the number of Ordinary Shares in issue immediately before such issue or grant (but where the relevant Securities carry rights of conversion into or rights of exchange or subscription for Ordinary Shares which have been issued, purchased or acquired by the Exchange Issuer or any Subsidiary of the Exchange Issuer (or at the direction or request of or pursuant to any arrangement with the Exchange Issuer or any Subsidiary of the Exchange Issuer) for the purposes of or in connection with such issue, less the number of such Ordinary Shares so issued), purchased or acquired;

B                                            is the number of Ordinary Shares which the aggregate consideration (if any) receivable for the Ordinary Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription attached to such Securities or, as the case may be, for the Ordinary Shares to be issued or to arise from any such redesignation would purchase at such Current Market Price per Ordinary Share; and

C                                            is the maximum number of Ordinary Shares to be issued or otherwise made available upon conversion or exchange of such Securities or upon the exercise of such right of subscription attached thereto at the initial conversion, exchange or subscription price or rate or, as the case may be. the maximum number of Ordinary Shares which may be issued or arise from any such redesignation.

Provided that if at the time of issue of the relevant Securities or date of grant of such rights (as used in this sub-paragraph 6.2(g) the “Specified Date”) such number of Ordinary Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such Securities are converted or exchanged or rights of subscription are exercised or, as the case may be, such Securities are redesignated or at such other time as may be provided) then for the purposes of this sub-paragraph 6.2(g), “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange, subscription, purchase or acquisition or, as the case may be, redesignation had taken place on the Specified Date.

Such adjustment shall become effective on the date of issue of such Securities or, as the case may be, the grant of such rights.

(h)                               If and whenever there shall be any modification of the rights of conversion, exchange or subscription attaching to any such Securities as are mentioned in sub-paragraph 6.2(g) above (other than in accordance with the terms (including terms as to adjustment) applicable to such Securities upon issue) so that following such modification the consideration per Ordinary Share receivable has been reduced and is less than 95 per cent, of the Current Market Price per Ordinary Share on the date (or if such date is not a dealing day, the immediately preceding dealing day) of the first public announcement of the proposals for such modification, the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately prior to such modification by the following fraction:

where:

A                                            is the number of Ordinary Shares in issue immediately before such modification (but where the relevant Securities carry rights of conversion into or rights of exchange or subscription for Ordinary Shares which have been issued, purchased or acquired by the Exchange Issuer or any Subsidiary of the Exchange Issuer (or at the direction or request or pursuant to any arrangements with the Exchange Issuer or any Subsidiary of the Exchange Issuer) for the purposes of or in connection with such issue, less the number of such Ordinary Shares so issued, purchased or acquired);

B                                            is the number of Ordinary Shares which the aggregate consideration (if any) receivable for the Ordinary Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription attached to the Securities so modified would purchase at such Current Market Price per Ordinary Share or, if lower, the existing conversion, exchange or subscription price of such Securities; and

C                                            is the maximum number of Ordinary Shares which may be issued or otherwise made available upon conversion or exchange of such Securities or upon the exercise of such rights of subscription attached thereto at the modified conversion, exchange or subscription price or rate but giving credit in such manner as an Independent Financial Adviser shall consider appropriate for any previous adjustment under this sub-paragraph or sub-paragraph 6.2(g) above.

Provided that if at the time of such modification (as used in this sub-paragraph 6.2(h) the “Specified Date”) such number of Ordinary Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such Securities are converted or exchanged or rights of subscription are exercised or at such other time as may be provided) then for the purposes of this paragraph 6.2(h), “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange or subscription had taken place on the Specified Date.

Such adjustment shall become effective on the date of modification of the rights of conversion, exchange or subscription attaching to such Securities.

(i)                                   If and whenever the Exchange Issuer or any Subsidiary of the Exchange Issuer or (at the direction or request of or pursuant to any arrangements with the Exchange Issuer or any Subsidiary of the Exchange Issuer) any other company, person or entity shall offer any Securities in connection with which offer Shareholders as a class are entitled to participate in arrangements whereby such Securities may be acquired by them (except where the Exchange Price falls to be adjusted under sub-paragraphs 6.2(b), (c), (d), (f) or (g) above (or would fall to be so adjusted if the relevant issue or grant was at less than 95 per cent, of the Current Market Price per Ordinary Share on the relevant dealing day) or under subparagraph 6.2(e) above) the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately before the making of such offer by the following fraction:

where:

A                                            is the Current Market Price of one Ordinary Share on the dealing day immediately preceding the date on which the terms of such offer are first publicly announced; and

B                                            is the Fair Market Value on the date of such announcement (or if such date is not a dealing day, the next following dealing day) of the portion of the relevant offer attributable to one Ordinary Share.

Such adjustment shall become effective on the first date on which the Ordinary Shares are traded ex-rights on the Relevant Stock Exchange.

(j)                                  If PT and/or the Guarantor, in consultation with the Trustee, determines that an adjustment should be made to the Exchange Price as a result of one or more circumstances not referred to above in this Condition 6.2 (even if the relevant circumstance is specifically excluded from the operation of sub-paragraphs 6.2(a) to (i) above), PT and/or the Guarantor shall, at its own expense and acting reasonably, request an Independent Financial Adviser to determine as soon as practicable what adjustment (if any) to the Exchange Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination, provided that an adjustment shall only be made pursuant to this subparagraph 6.2(j) if such Independent Financial Adviser is so requested to make such a determination not more than 21 days after the date on which the relevant circumstance arises and if the adjustment would result in a reduction to the Exchange Price.

Notwithstanding the foregoing provisions, where the events or circumstances giving rise to any adjustment pursuant to this Condition 6.2 have already resulted or will result in an adjustment to the Exchange Price or where the events or circumstances giving rise to any adjustment arise by virtue of any other events or circumstances which have already given or will give rise to an adjustment to the Exchange Price or where more than one event which gives rise to an adjustment to the Exchange Price occurs within such a short period of time that, in the opinion of the Exchange Issuer, a modification to the operation of the adjustment provisions is required to give the intended result, such modification shall be made to the operation of the adjustment provisions as may be advised by an Independent Financial Adviser to be in its opinion appropriate to give the intended result and provided further that, for the avoidance of doubt, the issue of Ordinary Shares pursuant to the exercise of Exchange Rights shall not result in an adjustment to the Exchange Price.

For the purpose of any calculation of the consideration receivable or price pursuant to subparagraphs (d), (f), (g), and (h), the following provisions shall apply:

(A)                                  the aggregate consideration receivable or price for Ordinary Shares issued for cash shall be the amount of such cash;

(B)                                  (x) the aggregate consideration receivable or price for Ordinary Shares to be issued or otherwise made available upon the conversion or exchange of any Securities shall be deemed to be the consideration or price received or receivable for any such Securities and (y) the aggregate consideration receivable or price for Ordinary Shares to be issued or otherwise made available upon the exercise of rights of subscription attached to any Securities or upon the exercise of any options, warrants or rights shall be deemed to be that part (which may be the whole) of the consideration or price received or receivable for such Securities or, as the case may be, for such options, warrants or rights which are attributed by the Exchange Issuer to such rights of subscription or, as the case may be, such options, warrants or rights or, if no part of such consideration or price is so attributed, the Fair Market Value of such rights of subscription or, as the case may be, such options warrants or rights as at the date of the first public announcement of the terms of issue of such Securities or, as the case may be, such options, warrants or rights, plus in the case of each of (x) and (y) above, the additional minimum consideration receivable or price (if any) upon the conversion or exchange of such Securities, or upon the exercise of such rights or subscription attached thereto or, as the case may be, upon exercise of such options, warrants or rights and (z) the consideration receivable or price per Ordinary Share upon the conversion or exchange of, or upon the exercise of such rights of subscription attached to. such Securities or, as the case may be, upon the exercise of such options, warrants or rights shall be the aggregate consideration or price referred to in (x) or (y) above (as the case may be) divided by the number of Ordinary

Shares to be issued upon such conversion or exchange or exercise at the initial conversion, exchange or subscription price or rate;

(C)                                  if the consideration or price determined pursuant to (a) or (b) above (or any component thereof) shall be expressed in a currency other than euro it shall be converted into euro at such rate of exchange as may be determined in good faith by an Independent Financial Adviser to be the spot rate ruling at the close of business on the date of the first public announcement of the terms of issue of such Securities (or if no such rate is available on that date, the equivalent rate on the immediately preceding date on which such rate is available); and

(D)                                  in determining consideration or price pursuant to the above, no deduction shall be made for any commissions or fees (howsoever described) or any expenses paid or incurred for any underwriting, placing or management of the issue of the relevant Ordinary Shares or Securities or otherwise in connection therewith.

6.3                            Retroactive Adjustments

If the Exchange Date in relation to the exchange of any Bond shall be after any consolidation, reclassification or sub-division as is mentioned in Condition 6.2(a), or after the record date or other due date for the establishment of entitlement for any such issue, distribution grant or offer (as the case may be) as is mentioned in Condition 6.2(b), (c) (in relation to a Capital Distribution other than one comprised of an Extraordinary Dividend), (d), (e) or (i), or after any such issue or grant as is mentioned in Condition 6.2(f) and (g) or, in relation to any Extraordinary Dividend in respect of the Ordinary Shares which constitutes a Capital Distribution, falls on or after the date falling 2 calendar months after the end of the fiscal year of the Exchange Issuer in respect of which the said Dividend is paid or made or declared, in any case in circumstances where the relevant Exchange Date falls before the relevant adjustment becomes effective under Condition 6.2 (such adjustment, a “Retroactive Adjustment”), then the Issuer, failing which, the Guarantor shall (conditional upon the relevant adjustment becoming effective) procure that there shall be delivered to the exchanging Bondholder, in accordance with the instructions contained in the Exchange Notice, such additional Cash Settlement Amount as, together with the Cash Settlement Amount then due, would have been payable if the relevant adjustment (more particularly referred to in the said provisions of Condition 6.2) to the Exchange Price had in fact been made and become effective immediately prior to the relevant Exchange Date.

6.4                            Decision of an Independent Financial Adviser

If any doubt shall arise as to whether an adjustment is to be made to the Exchange Price or as to the appropriate adjustment to the Exchange Price, and following consultation between the Issuer, the Guarantor and an Independent Financial Adviser, a written opinion of such Independent Financial Adviser in respect of such adjustment to the Exchange Price shall be conclusive and binding on all concerned, save in the case of manifest error.

6.5                            Employees’ Share Schemes

No adjustment will be made to the Exchange Price where Ordinary Shares or other Securities (including rights, warrants and options) are issued, offered, exercised, allotted, appropriated, modified or granted to, or for the benefit of, employees or former employees (including Directors holding or formerly holding executive office or the personal service company of any such person) or their spouses or relatives, in each case, of the Exchange Issuer or any of its Subsidiaries or any associated company or to a trustee or trustees to be held for the benefit of any such person, in any such case pursuant to any employees’ share or option scheme.

6.6                            Rounding Down and Notice of Adjustment to the Exchange Price

On any adjustment, the resultant Exchange Price, if not an integral multiple of €0.01, shall be rounded down to the nearest whole multiple of €0.01. No adjustment shall be made to the Exchange Price where such adjustment (rounded down if applicable) would be less than 1 per cent, of the Exchange Price then in effect. Any adjustment not required to be made, and/or any amount by which the Exchange Price has been rounded down, shall be carried forward and taken into account in any subsequent adjustment and such subsequent adjustment shall be made on the basis that the adjustment not required to be made had been made at the relevant time.

Notice of any adjustments to the Exchange Price shall be given by the Issuer to Bondholders in accordance with Condition 17 and the Trustee promptly after the determination thereof.

The Exchange Price shall not in any event be reduced to below the nominal value of the Ordinary Shares and PT undertakes that it, and the Guarantor undertakes to procure that TmarPart (as applicable), shall not take any action, and shall procure that no action is taken, that would otherwise result in an adjustment to the Exchange Price to below such nominal value.

6.7                            Change of Control

Following the occurrence of a Change of Control, the Issuer or the Guarantor (as applicable) shall give notice thereof to the Trustee and the Bondholders in accordance with Condition 17 (a “Change of Control Notice”) within 14 days of the first day on which it becomes so aware.

The Change of Control Notice shall inform Bondholders of their right to exercise Exchange Rights as provided in these Conditions and their entitlement to exercise their rights to require redemption of their Bonds pursuant to Condition 7.3. The Change of Control Notice shall also specify:

(a)                               all information material to Bondholders concerning the Change of Control;

(b)                               the Exchange Price immediately prior to the occurrence of the Change of Control and the Exchange Price applicable during the Change of Control Period;

(c)                                the closing price of the Ordinary Shares as derived from the Relevant Stock Exchange as at the latest practicable date prior to the publication of such notice;

(d)                               the last day of the Change of Control Period;

(e)                                the Change of Control Put Date (as defined in Condition 7.3); and

(f)                                 such other information relating to the Change of Control as the Trustee may require.

The Trustee shall not be required to take any steps to ascertain whether a Change of Control or any event which could lead to a Change of Control has occurred or may occur.

6.8                            Procedure for exercise of Exchange Rights

The Exchange Right may be exercised by a Bondholder during the Exchange Period by delivering the relevant Bond to the specified office of any Transfer and Exchange Agent during its usual business hours, accompanied by a duly completed and signed notice of exchange (an “Exchange Notice”) in the form (for the time being current) obtainable from any Transfer and Exchange Agent. Exchange Rights shall be exercised subject in each case to any applicable fiscal or other laws or regulations applicable in the jurisdiction in which the specified office of the Transfer and Exchange Agent to whom the relevant Exchange Notice is delivered is located. If such delivery is made after the end of normal business hours or on a day which is not a business day in the place of the specified office of the relevant Transfer and Exchange Agent, such delivery shall be deemed for all purposes of these Conditions to have been made on the next following such business day.

An Exchange Notice, once delivered, shall be irrevocable.

The exchange date in respect of a Bond (the “Exchange Date”) shall be the Lisbon business day (during the period in which such Bond is redeemable by reference to Ordinary Shares of PT) or the São Paulo business day (during the period in which such Bond is redeemable by reference to Ordinary Shares of TmarPart) immediately following the date of the delivery of the Bonds and the Exchange Notice.

6.9                            Accrued Interest

Subject to Condition 6.10, a Bondholder which has exercised its Exchange Right in relation to a Bond shall not be entitled to any payment in respect of, or adjustment for interest accrued on, such Bond from (and including) the Interest Payment Date immediately preceding the applicable Exchange Date.

6.10                     Interest on Exchange

If any notice requiring the redemption of any Bonds is given pursuant to Condition 7.2 on or after the fifteenth Lisbon business day or the fifteenth São Paulo business day (as applicable) prior to a record date which has occurred since the last Interest Payment Date (or in the case of the first Interest Period, since the Closing Date) in respect of any Dividend or distribution payable in respect of the Ordinary Shares where such notice specifies a date for redemption falling on or prior to the date which is 14 days after the Interest Payment Date next following such record date, interest shall accrue on Bonds in respect of which Exchange Rights shall have been exercised and in respect of which the Exchange Date falls after such record date and on or prior to the Interest Payment Date next following such record date in respect of such Dividend or distribution, in each case from and including the preceding Interest Payment Date (or, if such Exchange Date falls before the first Interest Payment Date, from the Closing Date) to but excluding such Exchange Date. The Issuer, failing which the Guarantor, shall pay any such interest by not later than 14 days after the relevant Exchange Date by a euro cheque drawn on, or by transfer to a euro account maintained with, a bank in a city in which banks have access to the TARGET System in accordance with instructions given by the relevant Bondholder in the relevant Exchange Notice.

6.11                     Purchase or Redemption of Ordinary Shares

The Exchange Issuer may exercise such rights as it may from time to time enjoy to purchase or redeem or buy back its own shares (including Ordinary Shares) or any depositary or other receipts representing the same without the consent of the Bondholders.

6.12                     No duty to Monitor

The Trustee shall not be under any duty to monitor whether any event or circumstance has happened or exists which may require an adjustment to be made to the Exchange Price and will not be responsible to the Bondholders for any loss arising from any failure by it to do so.

6.13                     Consolidation, Amalgamation or Merger

In the case of (i) any consolidation, amalgamation or merger of PT or TmarPart (as applicable) with any other corporation (other than a consolidation), amalgamation or merger in which Portugal Telecom is the continuing corporation) (a “Successor in Business”) or (ii) any sale or transfer of all, or substantially all, of the assets of PT or TmarPart (as applicable) to another entity (whether by operation of law or otherwise) (also a “Successor in Business”), PT or TmarPart (as applicable) will forthwith notify the Trustee and the Bondholders of such event and take such steps as shall be required by the Trustee (including the execution of a deed supplemental to or amending the Trust Deed) to effect adjustments which will be as nearly equivalent as may be practicable to the adjustments provided for in this Condition 6. The above provisions of this Condition 6.13 will apply, mutatis mutandis to any subsequent consolidations, amalgamations, mergers, sales of transfers.

7.                                   REDEMPTION AND PURCHASE

7.1                            Final Redemption

Unless previously purchased and cancelled, redeemed or exchanged as herein provided, the Bonds will be redeemed at their principal amount on the Final Maturity Date. The Bonds may only be redeemed at the option of the Issuer prior to the Final Maturity Date in accordance with Condition 7.2.

7.2                            Redemption at the Option of the Issuer

On giving not less than 30 nor more than 60 days’ notice (an “Optional Redemption Notice”) to the Trustee and to the Bondholders in accordance with Condition 17, the Issuer may redeem all but not some only of the Bonds on the date (the “Optional Redemption Date”) specified in the Optional Redemption Notice at their principal amount, together with accrued interest to such date:

(a)                               at any time on or after 11 September 2010, if the Parity Value on each of at least 20 dealing days in any period of 30 consecutive dealing days ending not earlier than 14 days prior to the giving of the relevant Optional Redemption Notice, exceeds 130 per cent, of the principal amount of a Bond on each such dealing day; or

(b)                               if, at any time prior to the date the relevant Optional Redemption Notice is given, Exchange Rights shall have been exercised and/or purchases (and corresponding cancellations) and/or redemptions effected in respect of 90 per cent, or more in principal amount of the Bonds originally issued.

“Parity Value” shall have the meaning provided in Condition 3.

7.3                            Redemption at the option of Bondholders

Following the occurrence of a Change of Control, the holder of each Bond will have the right to require the Issuer to redeem that Bond on the Change of Control Put Date at its principal amount, together with accrued and unpaid interest to such date. To exercise such right, the holder of the relevant Bond must deliver such Bond to the specified office of any Agent, together with a duly completed and signed notice of exercise in the form for the time being current obtainable from the specified office of any Agent (a “Change of Control Put Exercise Notice”), at any time during the Change of Control Period. The “Change of Control Put Date” shall be the twenty-first calendar day after the expiry of the Change of Control Period.

Payment in respect of any such Bond shall be made by transfer to a euro account maintained with a bank in a city in which banks have access to the TARGET System as specified by the relevant Bondholder in the relevant Change of Control Put Exercise Notice.

A Change of Control Put Exercise Notice, once delivered, shall be irrevocable and the Issuer shall redeem all Bonds the subject of Change of Control Put Exercise Notices delivered as aforesaid on the Change of Control Put Date.

In the event that the holders require the Issuer to redeem not less than 90 per cent. of the aggregate principal amount of the outstanding Bonds pursuant to this Condition 7.3 and the Issuer redeems all such Bonds on the Change of Control Put Date, the Issuer will have the right, on not less than 30 nor more than 60 days’ prior notice to the Bondholders pursuant to these Conditions (with a copy to the Trustee), given not more than 30 days following the Change of Control Put Date, to redeem all of the Bonds that remain outstanding at the redemption price per Bond equal to the price paid on the Change of Control Put Date plus, to the extent not included, accrued and unpaid interest on the Bonds that remain outstanding to (but excluding) the date of redemption.

7.4                           Optional Redemption Notices

Any Optional Redemption Notice shall be irrevocable. Any such notice shall specify (i) the Optional Redemption Date, (ii) the Exchange Price, the aggregate principal amount of the Bonds outstanding and the closing price of the Ordinary Shares as derived from the Relevant Stock Exchange, in each case as at the latest practicable date prior to the publication of the Optional Redemption Notice and (iii) the last day on which Exchange Rights may be exercised by Bondholders.

7.5                            Purchase

Subject to the requirements (if any) of any stock exchange on which the Bonds may be listed at the relevant time and subject to compliance with applicable laws and regulations, the Issuer, PT,

the Guarantor, TmarPart or any Subsidiary of any of them may at any time purchase Bonds in the open market or otherwise at any price.

7.6                            Cancellation

All Bonds which are redeemed or in respect of which Exchange Rights are exercised will be cancelled and may not be reissued or resold. Bonds purchased by the Issuer, PT, the Guarantor, TmarPart or any of their respective Subsidiaries shall be surrendered to the Principal Paying Agent for cancellation and may not be reissued or re-sold.

8.                                   PAYMENTS

8.1                            Principal

Payment of principal in respect of the Bonds and accrued interest payable on a redemption of the Bonds other than on an Interest Payment Date will be made to the persons shown in the Register at the close of business on the Record Date and subject to the surrender of the Bonds at the specified office of the Registrar or of any of the Agents.

8.2                            Interest and other Amounts

(a)                               Payments of interest due on an Interest Payment Date will be made to the persons shown in the Register at close of business on the Record Date.

(b)                               Payments of all amounts other than as provided in Condition 8.1 and Condition 8.2(a) will be made as provided in these Conditions.

8.3                            Record Date

“Record Date” means the seventh business day, in the place of the specified office of the Registrar, before the due date for the relevant payment.

8.4                            Payments

Each payment in respect of the Bonds pursuant to Condition 8.1 and 8.2(a) will be made by euro cheque mailed on the due date for any payment in respect of a Bond to the holder of the relevant Bond at his address appearing in the Register on the Relevant Record Date. However, upon application by the holder to the specified office of the Registrar or any Agent not less than 15 days before the due date for any payment in respect of a Bond, such payment may be made by transfer to a euro account maintained by the payee with a bank in a city in which banks have access to the TARGET System.

Where payment is to be made by cheque, the cheque will be mailed, on the business day preceding the due date for payment or, in the case of payments referred to in Condition 8.1, if later, on the business day on which the relevant Bond is surrendered as specified in Condition 8.1 (at the risk and, if mailed at the request of the holder otherwise than by ordinary mail, expense of the holder).

8.5                           Payments subject to fiscal laws

All payments in respect of the Bonds are subject in all cases to any applicable fiscal or other laws and regulations. No commissions or expenses shall be charged to the Bondholders in respect of such payments.

8.6                            Taxation

All payments made by or on behalf of the Issuer in respect of the Bonds or the Guarantor under the Guarantee will be made subject to and after deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Netherlands or the Federative Republic of Brazil (as the case may be) or any political subdivision or any authority thereof or therein having power to tax required to be made by law. Neither the Issuer nor the Guarantor will be required to pay any additional or further amounts in respect of such deduction or withholding.

8.7                            Delay in payment

Bondholders will not be entitled to any interest or other payment for any delay after the due date in receiving the amount due (i) as a result of the due date not being a business day, (ii) if the Bondholder is late in surrendering the relevant Bond or (iii) if a cheque mailed in accordance with this Condition arrives after the date for payment.

8.8                            Business Days

In this Condition, “business day” means a day on which the TARGET System is operating and in the case of presentation or surrender of a Bond, a day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business, in the place of the specified office of the Registrar or relevant Agent, to whom the relevant Bond is presented or surrendered.

8.9                            Agents, etc.

The initial Agents and Registrar and their initial specified offices are listed below. The Issuer reserves the right under the Agency Agreement at any time, with the prior written approval of the Trustee (which approval shall not be unreasonably withheld or delayed), to vary or terminate the appointment of any Agent or the Registrar and appoint additional or other Agents, provided that it will (i) maintain a Principal Paying Agent, a Principal Transfer and Exchange Agent and a Registrar (which may be the Principal Transfer and Exchange Agent), (ii) maintain Agents having specified offices in at least two major European cities including, so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of that Stock Exchange so require, a Paying Agent and a Transfer and Exchange Agent with specified offices in Luxembourg, (iii) a Paying Agent and a Transfer and Exchange Agent with specified offices in a European Union member state that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive and (iv) maintain a Registrar with a specified office outside the United Kingdom. Notice of any change in the Agents or the Registrar or their specified offices will promptly be given by the Issuer to the Bondholders in accordance with Condition 17.

8.10                     Fractions

When making payments to Bondholders, if the relevant payment is not of an amount which is a whole multiple of the smallest unit of the relevant currency in which such payment is to be made, such payment will be rounded down to the nearest unit.

9.                                   EVENTS OF DEFAULT AND ENFORCEMENT

The references to “PT” in this Condition 9 shall apply up to (but excluding) the date of the completion of the Business Combination, and from (and including) the date of the completion of the Business Combination, the Events of Default shall no longer apply to PT and this Condition 9 shall be construed accordingly.

If any one or more of the following events (each an “Event of Default”) shall occur and is continuing, the Trustee at its discretion may, and if so requested in writing by the holders of not less than one-quarter in principal amount of the Bonds then outstanding or if so directed by an Extraordinary Resolution of the Bondholders (subject in each case to being indemnified and/or secured and/or prefunded to its satisfaction) shall (but in the case of the happening of any of the events mentioned in sub-paragraph (b), (c), (d), (f) or (g) below only if the Trustee shall have certified to the Issuer, PT and the Guarantor that the occurrence of such event is, in its opinion, materially prejudicial to the interests of the Bondholders), by written notice to the Issuer, PT and the Guarantor, declare the Bonds to be, and forthwith upon such declaration the Bonds shall become, immediately due and repayable at their principal amount, together with accrued interest:

(a)                               if default is made in the payment of any amount of any principal or interest due in respect of the Bonds or any of them and the failure continues for a period of seven days in the case of principal and 14 days in the case of interest; or

(b)                               if the Issuer, PT or the Guarantor fails to perform or observe any of its other obligations under these Terms and Conditions or the Trust Deed and the failure continues for the period of 30 days next following the service by the Trustee on the Issuer, PT or the Guarantor (as applicable) of notice requiring the same to be remedied; or

(c)                                if any Indebtedness for Borrowed Money of the Issuer, PT, the Guarantor or any Material Subsidiary becomes due and repayable prematurely by reason of an event of default (however described) or the Issuer, PT, the Guarantor or any Material Subsidiary fails to make any payment in respect of any Indebtedness for Borrowed Money on the due date for payment as extended by any applicable grace period as originally provided or if the Issuer, PT, the Guarantor or any Material Subsidiary fails in making any payment due under any guarantee and/or indemnity given by it in relation to any Indebtedness for Borrowed Money of any other person, provided that no such event shall constitute an Event of Default unless the relative Indebtedness for Borrowed Money either alone or when aggregated with other Indebtedness for Borrowed Money relative to all (if any) other such events which shall have occurred shall amount to at least €20,000,000 (or its equivalent in any other currency) and provided further that, for the purposes of this Condition 9(c), the Issuer, PT, the Guarantor and any Material Subsidiary shall not be deemed to be in default with respect to such Indebtedness for Borrowed Money, guarantee or indemnity if it shall be contesting in good faith by appropriate means its liability to make payment thereunder and has been advised by independent legal advisers of recognised standing that it is reasonable for it to do so; or

(d)                               if a secured party enforces its security over the whole or a substantial part of the undertaking, assets and revenues of the Issuer, PT or the Guarantor; or

(e)                                save for the purposes of reorganisation on terms previously approved by the Trustee in writing or by an Extraordinary Resolution of the Bondholders, if any order is made by any competent court or an effective resolution passed for the winding up or dissolution of the Issuer, PT or the Guarantor; or

(f)                                 save for the purposes of reorganisation on terms approved by the Trustee in writing or by an Extraordinary Resolution of the Bondholders, if the Issuer, PT or the Guarantor ceases to carry on the whole or substantially the whole of its business (except for the purpose of a transfer of the whole or substantially the whole of its business to a Subsidiary which shall, within one business day upon the happening of such transfer, enter into a guarantee, in a form previously approved in writing by the Trustee, on substantially the same terms as the Guarantee and shall comply with such other conditions as the Trustee may require including, but not limited to, taking steps to ensure the validity and enforceability thereof, making appropriate consequential modifications to the provisions of these Terms and Conditions and the Trust Deed, becoming a party to the Trust Deed and agreeing to be bound by the provisions thereof and giving the requisite notifications to Bondholders) or the Issuer, PT or the Guarantor stops payment of, or is unable to, or admits inability to, pay, its debts (or any class of its debts) as they fall due, or is deemed unable to pay its debts pursuant to or for the purposes of any applicable law, or is adjudicated or found bankrupt or insolvent; or

(g)                                if proceedings are initiated against the Issuer, PT or the Guarantor under any applicable liquidation, insolvency, bankruptcy, moratorium of payments, composition, reorganisation or other similar laws, or a receiver, administrator, manager or other similar official is appointed in relation to the whole or a substantial part of the undertaking, assets or revenues of the Issuer, PT or the Guarantor, or an encumbrancer takes possession of the whole or a substantial part of the undertaking, assets or revenues of either of them, or a distress, execution, attachment, sequestration or other process is levied, enforced upon, sued out or put in force against the whole or a substantial part of the undertaking, assets or revenues of any of them unless, in any such case, discharged within 45 days or contested in good faith by appropriate means by the Issuer, PT or the

Guarantor, and the Issuer, PT or the Guarantor has been advised by recognised independent legal advisers of good repute that it is reasonable to do so; or

(h)                              if the Issuer, PT or the Guarantor initiates or consents to judicial proceedings relating to itself under any applicable liquidation, insolvency, bankruptcy, moratorium of payments, composition, reorganisation or other similar laws or makes a conveyance or assignment for the benefit of, or enters into any composition or other arrangement with, its creditors generally; or

(i)                                  if it is or will become unlawful for the Issuer, PT or the Guarantor to perform or comply with any of its material obligations under or in respect of the Bonds, the Trust Deed or the Guarantee, as applicable; or

(j)                                 the Guarantee is terminated or any provision of the Guarantee is amended or waived in circumstances where such amendment or waiver would have, in the opinion of the Trustee, an adverse effect on the interests of the Bondholders or is breached by the Guarantor, provided that such breach has, in the opinion of the Trustee, an adverse effect on the interests of the Bondholders.

For the purposes of these Terms and Conditions:

“Indebtedness for Borrowed Money” means any present or future indebtedness (whether being principal, premium, interest or other amounts) for or in respect of (i) money borrowed, (ii) liabilities under or in respect of any acceptance or acceptance credit or (iii) any notes, bonds, debentures, debenture stock, loan stock or other securities offered, issued or distributed whether by way of public offer, private placing, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash.

“Material Subsidiary” means, at any particular time, a Subsidiary of PT Portugal whose turnover represents at least 10 per cent. of the consolidated turnover of PT Portugal and its Subsidiaries on a consolidated basis and for these purposes:

(i)                                        all calculations shall be made by reference to (A) the latest annual non-consolidated audited accounts of the relevant Subsidiary used for the purpose of the then latest audited consolidated annual accounts of PT Portugal and (B) the then latest consolidated audited annual accounts of PT Portugal; and

(ii)                                     on a Material Subsidiary transferring all or substantially all of its assets or business to another Subsidiary, the transferor shall cease to be a Material Subsidiary and any such transferee which is not already a Material Subsidiary shall thereupon be deemed to be a Material Subsidiary until publication of the next annual audited accounts after which whether it is or is not a Material Subsidiary shall be determined in accordance with (i) above.

A report by a reputable firm of accountants, approved by the Trustee, that in their opinion a Subsidiary is not or was not at any particular time a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all parties.

“Subsidiary” means any company in which the entity in question holds, directly or indirectly through another Subsidiary, more than 50 per cent, of the share capital or Voting Rights.

10.                            UNDERTAKINGS

The undertakings in this Condition 10 shall be undertakings of PT up to (but excluding) the date of the completion of the Business Combination and from (and including) the date of the completion of the Business Combination, the undertakings in this Condition 10 shall be undertakings of the Guarantor.

Whilst any Exchange Right remains exercisable, PT will, or the Guarantor will procure that TmarPart will, as applicable, save with the approval of an Extraordinary Resolution or with the prior written approval of the Trustee where, in its opinion, it is not materially prejudicial to the interests of the Bondholders to give such approval:

(a)                               not issue or pay up any Securities, in either case by way of capitalisation of profits or reserves, other than:

(i)                                  by the issue of fully paid Ordinary Shares to Shareholders and other holders of shares in the capital of the Issuer which by their terms entitle the holders thereof to receive Ordinary Shares or other Shares or Securities on a capitalisation of profits or reserves; or

(ii)                               by the issue of Ordinary Shares paid up in full (in accordance with applicable law) and issued wholly, ignoring fractional entitlements, in lieu of the whole or part of a cash dividend; or

(iii)                           by the issue of fully paid equity share capital (other than Ordinary Shares) to the holders of equity share capital of the same class and other holders of shares in the capital of the Issuer which by their terms entitle the holders thereof to receive equity share capital (other than Ordinary Shares); or

(iv)                           by the issue of Ordinary Shares or any equity share capital to, or for the benefit of, any employee or former employee, director or executive holding or formerly holding executive office of PT or TmarPart (as applicable) or any Subsidiary of PT or TmarPart (as applicable) or any associated company or to trustees or nominees to be held for the benefit of any such person, in any such case pursuant to an employee, director or executive share or option scheme whether for all employees, directors, or executives or any one or more of them, unless, in any such case, the same gives rise (or would, but for the provisions of Condition 6.6 relating to the carry forward of adjustments or roundings give rise) to an adjustment to the Exchange Price;

(b)                               not modify the rights attaching to the Ordinary Shares with respect to voting, dividends or liquidation nor issue any other class of equity share capital carrying any rights which are more favourable than the rights attaching to the Ordinary Shares but so that nothing in this Condition 10(b) shall prevent:

(i)                                 the issue of equity share capital to employees or former employees or directors (including directors holding or formerly holding executive office or the personal service company of any such person) whether of PT or TmarPart (as applicable) or any Subsidiary of PT or TmarPart (as applicable) or associated companies by virtue of their office or employment pursuant, in each such case, to any employees share or option scheme; or

(ii)                              any consolidation, reclassification or subdivision of the Ordinary Shares; or

(iii)                           any modification of such rights which is not, in the opinion of an Independent Financial Adviser (acting as an expert) materially prejudicial to the interests of the holders of the Bonds; or

(iv)                          any issue of equity share capital where the issue of such equity share capital results, or would, but for the provisions of Condition 6.6 relating to roundings or the carry forward of adjustments or the fact that the consideration per Ordinary Share receivable therefor is at least 95 per cent of the Current Market Price per Ordinary Share, otherwise result, in an adjustment to the Exchange Price; or

(v)                             any issue of equity share capital or modification of rights attaching to the Ordinary Shares, where prior thereto PT or TmarPart (as applicable) shall have instructed an Independent Financial Adviser to determine what (if any) adjustments should be made to the Exchange Price as being fair and reasonable to take account thereof and such Independent Financial Adviser shall have determined either that no adjustment is required or that an adjustment resulting in an increase in the Exchange Price is required and, if so, the new Exchange Price as a result thereof and the basis upon which such adjustment is to be made and, in any such case, the date on which the adjustment shall take effect (and so that the adjustment shall be made and shall take effect accordingly);

(c)                                procure that no Securities (whether issued by PT or TmarPart (as applicable) or any Subsidiary of PT or TmarPart (as applicable) or procured by PT or TmarPart (as applicable) or any Subsidiary of PT or TmarPart (as applicable) to be issued or issued by any other person pursuant to any arrangement with PT or TmarPart (as applicable) or any Subsidiary of PT or TmarPart (as applicable)) issued without rights to convert into, or exchange or subscribe for Ordinary Shares shall subsequently be granted such rights exercisable at a consideration per Ordinary Share which is less than 95 per cent, of the Current Market Price per Ordinary Share at the close of business on the last dealing day preceding the date of the first public announcement of the proposed inclusion of such rights unless the same gives rise (or would, but for the provisions of Condition 6.6 relating to roundings or the carry forward of adjustments, give rise) to an adjustment to the Exchange Price and that at no time shall there be in issue Ordinary Shares of differing nominal values, save where such Ordinary Shares have the same economic rights;

(d)                               not reduce its issued share capital, or any uncalled liability in respect thereof, or any non distributable reserves, except:

(i)                                 pursuant to the terms of issue of the relevant share capital; or

(ii)                              by means of a purchase or redemption of share capital of PT or TmarPart (as applicable)  to the extent  permitted by applicable law; or

(iii)                           by way of transfer to reserves as permitted under applicable law; or

(iv)                          where the reduction does not include any distribution of assets; or

(v)                             to create distributable reserves; or

(vi)                          where the reduction is permitted by applicable law and the Trustee is advised by an Independent Financial Adviser, acting as expert, that the interests of the Bondholders will not be materially prejudiced by such reduction; or

(vii)                       where the reduction is permitted by applicable law and results in (or would, but for the provisions of Condition 6.6 relating to roundings or the carry forward of adjustments, result in) an adjustment to the Exchange Price, provided that, without prejudice to the other provisions of these Conditions, PT or TmarPart (as applicable) may exercise such rights as it may from time to time enjoy pursuant to applicable law to purchase, redeem or buy back its Ordinary Shares and any depositary or other receipts or certificates representing Ordinary Shares without the consent of Bondholders;

(e)                                procure that it shall not become domiciled or resident in or subject generally to the taxing authority of any jurisdiction (other than in the case of PT, Portugal and in the case of TmarPart, the Federative Republic of Brazil) unless it would not thereafter be required pursuant to then current laws and regulations to withhold or deduct for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of such jurisdiction or any political subdivision thereof or therein having power to tax in respect of any payment on or in respect of the Bonds;

(f)                                 for so long as any Bond remains outstanding, use its best endeavours to ensure that its issued and outstanding Ordinary Shares shall be listed on Euronext Lisbon or  BM&FBovespa (as applicable) or another regulated, regularly operating, recognised stock exchange or securities market in the European Union, Switzerland or the United States.

11.                            PRESCRIPTION

Claims against the Issuer or the Guarantor for payment in respect of the Bonds shall be prescribed and become void unless made within 10 years (in the case of principal) or 5 years (in the case of interest) from the appropriate Relevant Date in respect of such payment. Claims in respect of any other amounts payable in respect of the Bonds shall become void unless made within 10 years following the due date for payment thereof.

12.                            REPLACEMENT OF BONDS

If any Bond is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of any Agent subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Bonds must be surrendered before replacements will be issued.

13.                            MEETINGS OF BONDHOLDERS MODIFICATION, WAIVER AND SUBSTITUTION

13.1                     Meetings of Bondholders

The Trust Deed contains provisions for convening meetings of Bondholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of any of these Conditions or any provisions of the Trust Deed or the Guarantee. Such a meeting may be convened by the Issuer, PT, the Guarantor or the Trustee and shall be convened by the Issuer if requested in writing by Bondholders holding not less than 10 per cent, in principal amount of the Bonds for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution will be one or more persons holding or representing more than 50 per cent, in principal amount of the Bonds for the time being outstanding, or at any adjourned meeting one or more persons present being or representing Bondholders whatever the principal amount of the Bonds so held or represented, unless the business of such meeting includes consideration of proposals, inter alia, (i) to modify the maturity of the Bonds or the dates on which interest is payable in respect of the Bonds, (ii) to reduce or cancel the principal amount, or interest on, the Bonds or to reduce the amount payable or redemption of the Bonds or modifying or cancelling the Exchange Rights, (iii) to increase the Exchange Price other than in accordance with these Conditions, (iv) to change the currency of any payment in respect of the Bonds, or (v) to modify the provisions concerning the quorum required at any meeting of Bondholders or the majority required to pass an Extraordinary Resolution, in which case the necessary quorum will be one or more persons holding or representing not less than three quarters, or at any adjourned meeting not less than one-half, in principal amount of the Bonds for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on Bondholders (whether or not they were present at the meeting at which such resolution was passed).

13.2                     Modification and Waiver

The Trustee may agree, without the consent of the Bondholders, to (i) any modification of any of the provisions of the Trust Deed, any trust deed supplemental to the Trust Deed, the Agency Agreement, any agreement supplemental to the Agency Agreement, the Bonds, these Conditions or the Guarantee which in the Trustee’s opinion is of a formal, minor or technical nature or is made to correct a manifest error or to comply with mandatory provisions of law, and (ii) any other modification to the Trust Deed, any trust deed supplemental to the Trust Deed, the Agency Agreement, any agreement supplemental to the Agency Agreement, the Bonds, these Conditions or the Guarantee, and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed, any trust deed supplemental to the Trust Deed, the Agency Agreement, any agreement supplemental to the Agency Agreement, the Bonds, these Conditions or the Guarantee which is, in the opinion of the Trustee, not materially prejudicial to the interests of the Bondholders. The Trustee may, without the consent of the Bondholders, determine any Event of Default or a Potential Event of Default (as defined in the Trust Deed) should not be treated as such, provided that in the opinion of the Trustee, the interests of Bondholders will not be materially prejudiced thereby. Any such modification, authorisation, waiver or determination shall be binding on the Bondholders and, if the Trustee so requires, such modification shall be notified to the Bondholders promptly in accordance with Condition 17.

13.3                     Substitution

The Trustee may agree, without the consent of the Bondholders, (a) to the substitution in place of the Issuer (or of the previous substitute under this Condition 13.3) of (i) the Guarantor, or (ii) any Subsidiary of the Guarantor (such substituted company hereinafter called the “New Company”), as principal debtor under the Trust Deed and the Bonds; and/or (b) to the substitution in place of the Guarantor of the New Company (being in this case a Subsidiary of the Guarantor), as guarantor in respect of the Bonds.

Any such substitution shall be subject to (i) the relevant provisions of the Trust Deed, (ii) such amendments thereof and such other conditions as the Trustee may require including, in the case of a substitution described in (a) above, to the condition that the Guarantor (other than where the Guarantor is the New Company) undertake like obligations in respect of such substituted principal debtor to those set out in the Guarantee or, if applicable, such other obligations in respect of the previous principal debtor which may be in force immediately prior to the substitution in place of the Guarantor’s obligations under the Guarantee.

13.4                     Entitlement of the Trustee

In connection with the exercise by it of any of its trusts, powers, authorities and discretions (including, without limitation, any modification, waiver, authorisation, determination or substitution), the Trustee shall have regard to the general interests of the Bondholders as a class but shall not have regard to any interests arising from circumstances particular to individual Bondholders (whatever their number) and. in particular but without limitation, shall not have regard to the consequences of any such exercise for individual Bondholders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or any political subdivision thereof and the Trustee shall not be entitled to require, nor shall any Bondholder be entitled to claim, from the Issuer, PT, the Guarantor, the Trustee or any other person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Bondholders.

14.                            ENFORCEMENT

The Trustee may, at any time at its discretion and without further notice, institute such proceedings against the Issuer and/or PT and/or the Guarantor as it may think fit to enforce the provisions of the Trust Deed and the Guarantee but it shall not be bound to take any such proceedings or take any other action under the Trust Deed or the Guarantee unless (i) it shall have been so directed by an Extraordinary Resolution of the Bondholders or so requested in writing by the holders of at least one-quarter in nominal amount of the Bonds then outstanding, and (ii) it shall have been indemnified and/or secured and/or prefunded to its satisfaction. No Bondholder shall be entitled (A) to proceed directly against the Issuer unless the Trustee, having become bound so to do, fails so to do within a reasonable period and such failure shall be continuing, or (B) to take proceedings to enforce the provisions of the Guarantee.

15.                            THE TRUSTEE

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including relieving it from taking proceedings unless indemnified and/or secured and/or prefunded to its satisfaction. The Trustee is entitled to enter into business transactions with the Issuer, PT, the Guarantor and any entity related to the Issuer, PT, the Guarantor without accounting for any profit. The Trustee may rely without liability to Bondholders on a report, confirmation or certificate or any advice of any accountants, financial advisers or investment bank, whether or not addressed to it and whether their liability in relation thereto is limited (by its terms or by any engagement letter relating thereto entered into by the Trustee or in any other manner), by reference to a monetary cap, methodology or otherwise.

16.                            FURTHER ISSUES

The Issuer may from time to time, without the consent of the Bondholders, create and issue further notes, bonds or debentures either having the same terms and conditions in all respects as the outstanding notes, bonds or debentures of any series (including the Bonds) or in all respects except for the first payment of interest on them and so that such further issue shall be consolidated and form a single series with the outstanding notes, bonds or debentures of any series (including the Bonds) or upon such terms as to interest, conversion, premium, redemption and otherwise as the Issuer may determine at the time of their issue. Any further notes, bonds or debentures forming a single series with the outstanding notes, bonds or debentures of any series (including the Bonds) constituted by the Trust Deed or any deed supplemental to it shall, and any other notes, bonds or debentures may, with the consent of the Trustee, be constituted by a deed supplemental to the Trust Deed. The Trust Deed contains provisions for convening a single meeting of the Bondholders and the holders of notes, bonds or debentures of other series in certain circumstances where the Trustee so decides.

17.                            NOTICES

Notices to Bondholders shall be valid if published in a daily newspaper of general circulation in London (which is expected to be the Financial Times) and (so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of that Stock Exchange so require) in a leading newspaper having general circulation in Luxembourg (which is expected to be Luxemburger Wort) and/or the Luxembourg Stock Exchange’s website, www.bourse.lu. Any such notice shall be deemed to have been given on the date of the last such publication as provided above.

18.                            CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No person shall have any right to enforce any term or condition of the Bonds under the Contracts (Rights of Third Parties) Act 1999.

19.                            GOVERNING LAW AND JURISDICTION

19.1                     Governing Law

The Trust Deed, the Agency Agreement, the Guarantee and the Bonds are governed by, and shall be construed in accordance with, English law.

19.2                     Jurisdiction

The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with the Trust Deed or the Bonds and accordingly any legal action or proceedings arising out of or in connection with the Trust Deed or the Bonds (“Proceedings”) may be brought in such courts. Each of the Issuer, PT and the Guarantor has in the Trust Deed irrevocably submitted to the jurisdiction of such courts and has waived any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of the Trustee and each of the Bondholders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

19.3                     Agent for Service of Process

Each of the Issuer and PT has irrevocably appointed Clifford Chance Secretaries Limited at its registered office for the time being, currently at 10 Upper Bank Street, London E14 5JJ, as its agent in England to receive service of process in any Proceedings in England. The Guarantor has irrevocably appointed [•] at its registered office for the time being, currently at [•], as its agent in England to receive service of process in any Proceedings in England. Nothing herein or in the Trust Deed shall affect the right to serve process in any other manner permitted by law.